SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) – July 18, 2006

FIRST HORIZON NATIONAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

TENNESSEE	001-15185	62-0803242
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

165 MADISON AVENUE MEMPHIS, TENNESSEE	38103
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code - (901) 523-4444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 18, 2006, the registrant issued a press release announcing the retirement of Jimmie Hughes, President – FTN Financial, effective December 31, 2006. Mr. Hughes will remain with the company in a transitional capacity until his retirement.

On July 18, 2006, the Board of Directors approved the promotion of Mark Medford to the position of President – FTN Financial. Mr. Medford’s new position and duties commenced effective July 18, 2006. In accordance with the registrant’s bylaws, the Board determined that Mr. Medford became an ‘executive officer’ of the registrant when his new position and duties commenced.

Effective July 18, 2006, the Compensation Committee of the Board of Directors determined to adjust Mr. Medford’s salary in recognition of his promotion to a rate of $600,000 per year.

In 2006 Mr. Medford participates in the Capital Markets Incentive Compensation Plan (the “FTN Bonus Plan”). The provisions of the FTN Bonus Plan that apply to Mr. Medford create a “Managers’ Pool” each year. The Managers’ Pool is a bonus pool from which annual bonuses are paid to eligible FTN Financial management personnel. The amount of the Managers’ Pool each year is a specified percentage of FTN Financial’s net profits for the year. The percentage of net profits used to determine the Pool ranges from 24% to 34% based on whether FTN Financial’s profit margin (return on expense) during that year is less than or greater than a specified target percentage.

The President of FTN Financial makes the final determination each year regarding how the Managers’ Pool is distributed among the eligible participants. However, in accordance with the registrant’s bylaws, the Compensation Committee’s charter, and action of that Committee on July 18, Mr. Medford’s 2006 bonus will be subject to final review and approval by the Chief Operating Officer and the Compensation Committee. Before his promotion, Mr. Medford was eligible to receive up to 15% of the Managers’ Pool for 2006. On July 18, the Compensation Committee determined that eligibility will be reduced by the amount or value of several items earned during the year, including salary, annual restricted stock and option grants, restricted stock unit awards, and LTIP payouts.

On July 18, 2006, the Compensation Committee approved the acceleration, effective upon Mr. Hughes’ retirement, of the vesting of a total of 36,131 shares of performance-accelerated (PARSAP) and conventional restricted stock currently held by Mr. Hughes. In addition, the Committee determined that a percentage of each of Mr. Hughes’s currently outstanding long-term incentive program (LTIP) awards, covering a total of 11,681 share units, will remain payable if earned. The amount of each LTIP award is to be calculated using the same performance formula, and is to be paid at the same time, as if Mr. Hughes had not retired. However, his LTIP awards are to be prorated based on full years worked by him during each applicable performance period. For example, two-thirds of the LTIP award having a 2005-2007 performance period would be payable, to the extent the performance targets are met for that period, because Mr. Hughes will have worked two-thirds of that period. LTIP payouts are not guaranteed; payment will not be made if it is not warranted by company results in accordance with the terms and conditions of the program.

ITEM 5.03.	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

(a) Amendment to Bylaws

     (1) On July 18, 2006, the registrant’s Board of Directors amended ARTICLE SEVEN, Section 7.1(b) of the registrant’s Bylaws. The Bylaws were amended effective immediately. The amended and restated Bylaws are filed herewith as Exhibit 3.2.

      (2) Section 7.1(b) pertains to an outside director’s tender of resignation if he or she leaves his or her position with another company. The amendment clarified or modified several matters, including that (a) the provision is triggered if a director leaves his or her principal position other than by promotion, (b) the Board is expected to consider the tender within three months after its next regular meeting, (c) the Board is permitted to reject the tender if, among other things, either the director obtains an appropriate new position or the director is maintaining appropriate other positions or activities, and (d) the Board is permitted to reject the tender subject to later satisfaction of one or more conditions.

ITEM 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit #	Description

3.2	Bylaws of the registrant, as amended and restated July 18, 2006

Pursuant to Instruction B.4. to Form 8-K and applicable regulations and releases, forms of documents and descriptions of arrangements related to the foregoing matters reported under Items 1.01 or 5.03 will be filed as exhibits not later than the registrant’s quarterly report on Form 10-Q applicable to the quarter ending September 30, 2006, except for exhibits filed with this Report. All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST HORIZON NATIONAL CORPORATION

Date: July 19, 2006	By: /s/ Marlin L. Mosby III

Name: Marlin L. Mosby III
Title: Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit #	Description

3.2	Bylaws of the Corporation, as amended and restated July 18, 2006

Pursuant to Instruction B.4. to Form 8-K and applicable regulations and releases, forms of documents and descriptions of arrangements related to the foregoing matters reported under Items 1.01 or 5.03 will be filed as exhibits not later than the registrant’s quarterly report on Form 10-Q applicable to the quarter ending September 30, 2006, except for exhibits filed with this Report. All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.